UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DARA BIOSCIENCES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $3,264

(2)	Form, Schedule or Registration Statement No.: Form F-4 (File No. 333-206305)

(3)	Filing Party: Midatech Pharma PLC

(4)	Date Filed: August 11, 2015

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated October 22, 2015)

SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF DARA BIOSCIENCES, INC. TO BE HELD

WEDNESDAY, DECEMBER 2, 2015

This is a supplement to the proxy statement/prospectus relating to the special meeting of stockholders of DARA BioSciences, Inc., referred to as DARA, that was mailed to you on or about October 26, 2015, referred to as the proxy statement/prospectus. A special meeting of DARA stockholders is scheduled for December 2, 2015. The purpose of the special meeting is to consider and vote on, among other things, the proposal to adopt the Agreement and Plan of Merger dated as of June 3, 2015, referred to as the merger agreement, by and among Midatech Pharma PLC, referred to as Midatech, Merlin Acquisition Sub, Inc., Duke Acquisition Sub, Inc., DARA and Shareholder Representatives Services LLC, as stockholder representative.

Pursuant to the merger agreement, DARA would merge into a subsidiary of Midatech. As more specifically described in the proxy statement/prospectus, if the DARA-Midatech merger is completed, DARA common stockholders would have the right, with respect to each of their shares of DARA common stock, to receive, without interest (i) 0.272 Midatech ordinary shares, subject to adjustment in accordance with the terms of the merger agreement, plus (ii) one contingent value right, which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, plus (iii) cash in lieu of fractional Midatech Depositary Shares (as defined below). All Midatech ordinary shares to be issued in connection with the DARA-Midatech merger will be delivered to the holders of DARA common stock in the form of American Depositary Receipts, each representing the right to receive two Midatech ordinary shares, referred to as Midatech Depositary Shares.

The purpose of this supplement is to inform you that, (i) in addition to the proposed DARA-Midatech merger, Midatech is negotiating an additional complementary acquisition that Midatech expects would not be completed until after the DARA-Midatech merger is completed and (ii) on November 17, 2015, DARA received a letter from The NASDAQ Stock Market LLC, referred to as Nasdaq, indicating that, subject to an appeal process, the Nasdaq staff has determined to delist DARA’s common stock from the Nasdaq Capital Market.

Potential Complementary Acquisition

On November 19, 2015, Midatech announced it has entered into negotiations with a biopharmaceutical company headquartered in the United States, referred to as the Seller, to acquire certain assets from the Seller related to a United States Food and Drug Administration-approved cancer supportive care product, referred to as the Product. Midatech believes the proposed acquisition of the Product, referred to as the Potential Complementary Acquisition, would complement the portfolio of products marketed by DARA.

Midatech believes the Potential Complementary Acquisition would benefit Midatech’s ordinary shareholders, including DARA common stockholders who would receive Midatech Depositary Shares in the DARA-Midatech merger.

Midatech and the Seller are in the process of negotiating the terms of the definitive agreement for the Potential Complementary Acquisition, however, Midatech currently anticipates a transaction where it would pay to the Seller cash in a range between $3 million to $5 million upon closing, plus deferred compensation to be paid when certain net sales thresholds of the Product are reached, if ever. Midatech believes that, if the Potential Complementary Acquisition is completed, Midatech would subsequently have sufficient cash and cash equivalents to continue to fund its cash flow requirements through at least the next twelve months.

Midatech expects that the completion of the Potential Complementary Acquisition will be contingent on the completion of the DARA-Midatech merger.

The outcome of the negotiations between Midatech and the Seller is uncertain, and it is possible that neither the Potential Complementary Acquisition, nor any other transaction with Seller, will be completed. The Potential Complementary Acquisition, and any other transaction with Seller, is subject to the satisfactory completion of due diligence, the successful negotiation and execution of a definitive agreement, receipt of any required approvals and the satisfaction and waiver of any required closing conditions.

A copy of the press release filed by Midatech in connection with the announcement of the Potential Complementary Acquisition is attached hereto.

Notice of Nasdaq Delisting and Expected Appeal

On November 17, 2015, DARA received a letter from Nasdaq indicating that, as a result of DARA’s failure to regain compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5550(a)(2), the Nasdaq staff has determined to delist DARA’s common stock from the Nasdaq Capital Market.

Nasdaq’s delisting determination will not immediately result in the delisting of DARA’s common stock. DARA plans to appeal its delisting by requesting a hearing before Nasdaq’s Hearings Panel, referred to as the Panel. DARA’s request for a hearing must be received by Nasdaq no later than 4:00 p.m. Eastern time on November 24, 2015. Under Nasdaq rules, the hearing request will stay the delisting action pending the issuance of a final decision by the Panel. There can be no assurance the Panel will grant DARA’s request for continued listing.

The merger agreement contemplates that, in connection with the closing of the merger agreement, DARA’s common stock would be delisted from Nasdaq and Midatech Depositary Shares would begin publicly trading on Nasdaq under the symbol “MTP”. DARA and Midatech expect to complete the DARA-Midatech merger as soon as practicable following stockholder approval.

If the DARA-Midatech merger is not completed, DARA expects to take additional steps intended to keep DARA’s common stock listed on the Nasdaq Capital Market. DARA may propose a reverse stock split in order to increase DARA’s stock price above the minimum bid price. There can be no assurances that DARA would be successful in regaining compliance with Nasdaq’s minimum bid price requirement, or that DARA would be able to maintain compliance with any of Nasdaq’s continued listing requirements or remain listed on the Nasdaq Capital Market.

If the Panel denies DARA’s appeal, DARA’s common stock will be delisted and removed from registration on the Nasdaq Capital Market. If DARA’s stock is delisted, DARA expects that its common stock will trade on the OTC Bulletin Board and/or the “Pink Sheets” following the approval of an application by one or more market makers to quote DARA’s common stock.

This supplement is being distributed to all DARA stockholders of record as of October 16, 2015, the record date for determining the DARA stockholders eligible to vote on the proposals at the special meeting. You should read this supplement together with the proxy statement/prospectus. Except as expressly stated above, nothing contained in this supplement shall be deemed to amend, modify or supplement the proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the merger described in this supplement or the proxy statement/prospectus, or the Midatech securities to be issued pursuant to the merger, or determined if this supplement or the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus supplement is dated November 19, 2015 and is first being mailed or otherwise delivered to DARA stockholders on or about November 20, 2015.

Forward-Looking Statements

This document contains certain forward-looking information about Midatech, DARA, and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated into the proxy statement/prospectus by reference to other documents and may include statements for the period following the completion of the proposed merger with DARA and the Potential Complementary Acquisition. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the expected completion of the negotiations with respect to the Potential Complementary Acquisition or any other transaction with Seller, the expected benefits of the Product, Midatech’s liquidity and capital resources, the amount of anticipated cost and other benefits associated with the potential acquisition of the Product, any benefits and market and growth opportunities in connection with the proposed merger with DARA, the expectations for completing the DARA-Midatech merger, expectations regarding Nasdaq’s delisting and hearing processes, DARA’s prospects to regain compliance with Nasdaq’s continued listing standards and remain listed on the Nasdaq Capital Market, and other statements that are not historical fact.

These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. The parties wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

You are referred to the section titled “Risk Factors” in the proxy statement/prospectus, which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. All subsequent written and oral forward-looking statements by or concerning Midatech or DARA are expressly qualified in their entirety by the cautionary statements above. Except as may be required by law, neither Midatech nor DARA undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Additional Information About the Proposed DARA Transaction and Where to Find It

In connection with the proposed transaction involving Midatech and DARA, Midatech has filed with the SEC a Registration Statement on Form F-4 containing a proxy statement/prospectus. The proxy statement/prospectus was first mailed to stockholders of DARA on or about October 26, 2015. DARA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. DARA stockholders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Midatech and DARA through the website maintained by the SEC at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement contacting (i) Midatech’s Investor Relations at Midatech@Consillium-comms.com or +44 020 370 95700 (for documents filed with the SEC by Midatech) or (ii) DARA’s Investor Relations by telephone at (919) 872-5578 or by going to DARA’s Investor Relations page on its corporate website at www.darabio.com.

Participants in the Solicitation

Midatech, DARA and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction between Midatech and DARA. Information regarding Midatech’s and DARA’s directors and executive officers is available in the Registration Statement on Form F-4, as amended, which was initially filed with the SEC on August 11, 2015, and other relevant materials filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Annex A – Midatech Press Release

19 November 2015

Midatech Pharma PLC

(“Midatech” or the “Company”)

Supplemental Disclosure

Midatech Pharma (AIM: MTPH), the specialty pharmaceutical company focused on the development and commercialisation of multiple therapeutic products, today announces that a filing has been made to the United States Securities and Exchange Commission as a supplement to the proxy statement/prospectus previously sent to shareholders in DARA Biosciences, Inc. in connection with the proposed acquisition of DARA. This is as a consequence of Midatech entering into discussions to acquire an undisclosed additional product in cancer supportive care for a proposed initial consideration of between $3-5 million, plus a deferred consideration based on certain revenues achieved, if any. These discussions may or may not lead to completion of the product purchase.

Dr. Jim Phillips, CEO of Midatech Pharma, said: “In line with our business model we are aiming to build an international specialty pharmaceuticals company centred around oncology. If completed, DARA and this new identified acquisition target would complement the existing Midatech business well, with significant potential synergies and cross selling opportunities. We are extremely excited about the future and the value we can create for patients and our shareholders.”

A copy of the supplement is included at the bottom of this announcement. Please see the sections in the supplement entitled “Forward-Looking Statements,” “Additional Information About the Proposed DARA Transaction and Where to Find It” and “Participants in the Solicitation,” which apply equally to each of this press release and the supplement.

Midatech Pharma PLC

Jim Phillips, CEO

Tel: +44 (0)1235 841575

www.midatechpharma.com

Panmure Gordon (UK) Limited (Nominated Adviser and Joint Broker)

Corporate Finance

Freddy Crossley / Adam James / Atholl Tweedie / Duncan Monteith

Broking

Tom Salvesen

Tel: +44 (0)20 7886 2500

Consilium Strategic Communications (Financial PR)

Mary Jane Elliott / Ivar Milligan / Matthew Neal / Hendrik Thys

Tel: +44 (0)20 3709 5700

Email: midatech@consilium-comms.com

About Midatech Pharma PLC

Midatech is a nanomedicine company focused on the development and commercialisation of multiple therapeutic products, using its nanomedicine and sustained release technologies, to enhance the delivery of medicines in major diseases with high unmet medical need. These diseases include diabetes, certain cancers, such as liver, ovarian and brain (glioblastoma) and neurological/ophthalmologic conditions.

Midatech’s strategy is to develop its products in-house in rare cancers and with partners in other indications, and to accelerate growth of its business through strategic acquisition of complementary products and technologies.

All of Midatech’s product candidates derive from its two multi-applicable platform technologies that can be used alone or in combination to enable the targeted delivery (‘right place’) and sustained release (‘right time’) of existing drugs.

Midatech’s core technology platform is a drug conjugate delivery system based on a patented form of gold nanoparticles (GNP) that are developed to improve key parameters of existing and new drugs for the safe and targeted release of therapeutic payloads at specific organs, cells or sites of disease.

Midatech’s secondary platform of sustained release technology (acquired through its acquisition of Q Chip Limited in 2014) involves the consistent and precise encapsulation of active drug compounds within polymer microspheres enabling their release into the body in a highly controlled manner over a prolonged period of time.

Midatech announced the proposed acquisition of DARA BioSciences Inc. (NASDAQ: DARA), an oncology supportive care pharmaceutical company, in June 2015. Midatech expects that, if consummated, the acquisition will add an oncology-focused commercial platform and products in the U.S.

Midatech is headquartered near Oxford, UK, with a nanoparticle manufacturing operation in Bilbao, Spain and an R&D facility in Cardiff, UK.

For further company information see: www.midatechgroup.com.

[A copy of Prospectus Supplement No. 2 was included with this press release]